UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
July 8, 2009

NETAPP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27130	77-0307520
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
495 East Java Drive
Sunnyvale, CA 94089
(Address of principal executive offices, including zip code)
(408) 822-6000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.
Agreement and Plan of Merger with Data Domain, Inc.
     As previously reported, on May 20, 2009, NetApp, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (as amended on June 3, 2009, the “Merger Agreement”) with Data Domain, Inc., a Delaware corporation (“Data Domain”), Kentucky Merger Sub One Corporation, a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub One”), and Derby Merger Sub Two Corporation, a Delaware limited liability company and wholly owned subsidiary of the Company (“Merger Sub Two”). Pursuant to the terms of the Merger Agreement, Merger Sub One would have merged with and into Data Domain, with Data Domain continuing as the interim surviving entity, and, immediately thereafter, subject to certain conditions, Data Domain would have merged with and into Merger Sub Two, with Merger Sub Two continuing as the final surviving entity.
     On July 8, 2009, in response to an unsolicited tender offer by EMC Corporation, Data Domain’s board of directors terminated the Merger Agreement pursuant to the terms thereof and, in connection therewith, paid the Company a $57,000,000 termination fee.
Item 8.01 Other Information.
On July 8, 2009, the Company issued a press release relating to the termination of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.

Exhibit
Number	Description
99.1	Press Release by NetApp, Inc., dated July 8, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETAPP, INC.
Date: July 9, 2009	By:	/s/ Andrew Kryder
Andrew Kryder
Secretary, General Counsel and Senior Vice President, Legal and Tax